Exhibit 99.7

West Fraser Announces 2019 Annual and Fourth Quarter Results

VANCOUVER, Feb. 11, 2020 /CNW/ - West Fraser today reported results for the fourth quarter and full year of 2019. Ray Ferris, CEO of West Fraser stated, “This past year has been challenging for West Fraser on multiple fronts. A softer demand environment coupled with high fibre input costs in British Columbia (“B.C.”) resulted in a significant reduction in earnings. We took several difficult decisions to right size our manufacturing footprint in Western Canada by permanently reducing shifts and closing one facility. Despite the difficult conditions, we remained resolute in our commitment to modernize our U.S. South business to achieve its full potential. Several key projects have been completed in 2019 and we are encouraged by the opportunity to fully operationalize them in 2020. The final stage of our Opelika, Alabama modernization will be completed in 2020 with the start up of a new planer mill. We are also underway on the construction of a replacement manufacturing complex in Dudley, Georgia and we anticipate commencing operations at the new mill mid 2021. The new facility will be well positioned to benefit from a strong fibre supply basket and well suited to servicing the local markets.”

Fourth Quarter

•	Sales of $1.129 billion

•	Lower fibre costs improve lumber earnings compared to third quarter

•	Adjusted EBITDA of $80 million or 7.1% of sales

•	Quarterly cash dividend of $0.20 declared

2019

•	Sales of $4.877 billion

•	Adjusted EBITDA of $301 million

•	Cash provided by operating activities of $115 million

•	Invested $410 million in capital projects

•	Year-end liquidity strong with $505 million of available bank lines, net debt to capital ratio at 30%

Recent Developments

On February 3, 2020, the U.S. Department of Commerce released the results of its first Administrative Review which if confirmed would result in a combined duty rate of 8.64% and 9.08% respectively for the 2017 and 2018 periods to which such duties applied. Due to the preliminary nature of these Administrative Review rates, no adjustment has been recorded. The duty rates announced on February 3, 2020 are not likely to take effect until August of 2020 and we will continue to make cash deposits at the existing rates. For additional information, refer to the section titled “Discussion & Analysis of Annual Results by Product Segment - Lumber - Softwood Lumber Dispute” in our 2019 Management’s Discussion & Analysis.

Results Compared to Previous Periods

($ millions except earnings per share (“EPS”))	Q4-19	Q3-19	YTD-19	Q4-18	YTD-18
Sales	1,129	1,190	4,877	1,274	6,118
Adjusted EBITDA[1]	80	55	301	120	1,538
Operating earnings	(31)	(54)	(159)	15	1,072
Earnings	(42)	(45)	(150)	29	810
Basic EPS ($)	(0.61)	(0.65)	(2.18)	0.42	10.88
Adjusted Earnings[1]	(11)	(15)	(21)	43	945
Adjusted basic EPS ($)[1]	(0.16)	(0.22)	(0.31)	0.63	12.70

1.

In this News Release, reference is made to Adjusted EBITDA, Adjusted earnings and Adjusted basic EPS (collectively “these measures”). We believe that, in addition to earnings, these measures are useful performance indicators. None of these measures is a generally accepted earnings measure under International Financial Reporting Standards (“IFRS”) and none has a standardized meaning prescribed by IFRS. Investors are cautioned that these measures should not be considered as an alternative to earnings, EPS or cash flow, as determined in accordance with IFRS. As there is no standardized method of calculating any of these measures, our method of calculating each of them may differ from the methods used by other entities and, accordingly, our use of any of these measures may not be directly comparable to similarly titled measures used by other entities. Reconciliations of our Non-IFRS measures to our earnings statement are shown in the various tables of our year-end 2019 Management’s Discussion & Analysis.

Operational results

Our lumber segment generated an operating loss of $23 million (Q3-19 - $53 million loss) and Adjusted EBITDA of $69 million (Q3-19 - $39 million). This quarter’s results were favorably impacted by an increase in lumber prices, cost controls around log procurement, variable operating schedules and the impact of the closure of our Chasm, B.C. lumber facility in the prior quarter. Realized lumber prices improved slightly from the third quarter which impacted Adjusted EBITDA for the segment by $13 million. Lumber shipments declined approximately 10% from the third quarter due to variable operating schedules, shift reductions, mill closures and holidays in the fourth quarter. The decline in shipment volumes negatively impacted Adjusted EBITDA by $8 million compared to the third quarter of 2019. A higher proportion of our lumber shipments came from Alberta and the U.S. South in the fourth quarter compared to the third quarter.

Our panels segment generated operating earnings in the quarter of $8 million (Q3-19 - $9 million) and Adjusted EBITDA of $13 million (Q3-19 - $13 million). Increased plywood volumes and lower costs were not able to fully offset lower plywood pricing, and reduced MDF and LVL volumes.

Our pulp & paper segment generated an operating loss of $12 million (Q3-19 - $8 million loss) and an Adjusted EBITDA loss of $1 million (Q3-19 - $3 million income). BCTMP and NBSK shipments improved partially mitigating the fall in pulp prices.

Outlook

The fourth quarter was a slight improvement over the prior two quarters in what has been a very difficult year.

We expect lumber production for 2020 to increase by approximately 350 MMFBM over 2019 production and reach approximately 6,250 MMFBM. Pulp production is expected to be slightly improved in 2020. Capital expenditure is planned to be in the range of $275 to $325 million with a large portion of that dedicated to the Dudley complex. Our focus in 2020 is on realizing the benefits of the capital that we have deployed to our operations in the last two years. Log costs have shown signs of starting to moderate in B.C. but remain well above historical levels and it will likely take until 2021 for stumpage to change materially in B.C.

Recent U.S. new housing data has been encouraging and with the significant reduction of capacity in B.C. over the past year, supply and demand may be in better balance going forward. We remain convinced of potential for further improvement in all our operations. Our consistent business approach, diversified operating footprint, continued reinvestment in our business and development of high-performance teams puts us in a strong position to compete in our sector and product markets.

Annual Financial Statements and Management’s Discussion & Analysis (“MD&A”)

The Company’s consolidated financial statements for the year ended December 31, 2019 and related MD&A is available on the Company’s website: www.westfraser.com and on the System for Electronic Document Analysis and Retrieval at www.sedar.com under the Company’s profile.

Dividend Declared

The Board of Directors of the Company has declared a dividend of $0.20 per share on the Common shares and the Class B Common shares in the capital of the Company, payable on April 2, 2020 to shareholders of record on March 18, 2020.

Dividends are designated to be eligible dividends pursuant to subsection 89(14) of the Income Tax Act (Canada) and any applicable provincial legislation pertaining to eligible dividends.

The Company

West Fraser is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States.

Forward-Looking Statements

This Report contains historical information, descriptions of current circumstances and statements about potential future developments. The latter, which are forward-looking statements, are presented to provide reasonable guidance to the reader but their accuracy depends on a number of assumptions and is subject to various risks and uncertainties. Forward-looking statements include reference to the “anticipated start up of the Dudley, Georgia mill” and are included under the heading “Outlook.” Actual outcomes and results will depend on a number of factors that could affect the ability of the Company to execute its business plans, including those matters described in the 2019 annual Management’s Discussion & Analysis under “Risks and Uncertainties”, and may differ materially from those anticipated or projected. Accordingly, readers should exercise caution in relying upon forward-looking statements and the Company undertakes no obligation to publicly revise them to reflect subsequent events or circumstances, except as required by applicable securities laws.

Conference Call

Investors are invited to listen to the quarterly conference call on Wednesday, February 12, 2020 at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) by dialing 1-888-390-0546 (toll-free North America). The call and an earnings presentation may also be accessed through West Fraser’s website at www.westfraser.com.

West Fraser Timber Co. Ltd.
Condensed Consolidated Balance Sheets
(in millions of Canadian dollars, except where indicated - unaudited)

	December 31	December 31
	2019	2018
Assets
Current assets
Cash and short-term investments	$16	$160
Receivables	258	332
Income taxes receivable	135	48
Inventories (note 4)	729	791
Prepaid expenses	9	14

	1,147	1,345
Property, plant and equipment	2,140	2,056
Timber licences	493	513
Goodwill and other intangibles	772	767
Export duty deposits (note 9)	80	75
Other assets	26	32
Deferred income tax assets	10	3

	$4,668	$4,791

Liabilities
Current liabilities
Cheques issued in excess of funds on deposit	$16	$13
Operating loans	374	61
Payables and accrued liabilities	396	448
Current portion of long-term debt	10	—
Current portion of reforestation and decommissioning obligations	41	39
Income taxes payable	—	34

	837	595
Long-term debt	650	692
Other liabilities	454	316
Deferred income tax liabilities	253	292

	2,194	1,895

Shareholders’ Equity
Share capital	483	491
Accumulated other comprehensive earnings	132	170
Retained earnings	1,859	2,235

	2,474	2,896

	$4,668	$4,791

Number of Common shares and Class B Common shares outstanding at February 11, 2020 was 68,663,807.

West Fraser Timber Co. Ltd.
Condensed Consolidated Statements of Changes in Shareholders’ Equity
(in millions of Canadian dollars, except where indicated - unaudited)

	October 1 to December 31		January 1 to December 31
	2019	2018	2019	2018
Share capital
Balance - beginning of period	$483	$503	$491	$549
Issuance of Common shares	—	1	1	1
Repurchase of Common shares	—	(13)	(9)	(59)

Balance - end of period	$483	$491	$483	$491

Accumulated other comprehensive earnings
Balance - beginning of period	$146	$129	$170	$108
Translation gain (loss) on foreign operations	(14)	41	(38)	62

Balance - end of period	$132	$170	$132	$170

Retained earnings
Balance - beginning of period	$1,952	$2,354	$2,235	$2,069
Actuarial gain (loss) on post-retirement benefits	(37)	(28)	(99)	24
Repurchase of Common shares	—	(106)	(72)	(617)
Earnings for the period	(42)	29	(150)	810
Dividends	(14)	(14)	(55)	(51)

Balance - end of period	$1,859	$2,235	$1,859	$2,235

Shareholders’ Equity	$2,474	$2,896	$2,474	$2,896

West Fraser Timber Co. Ltd.
Condensed Consolidated Statements of Earnings and Comprehensive Earnings
(in millions of Canadian dollars, except where indicated - unaudited)

	October 1 to December 31		January 1 to December 31
	2019	2018	2019	2018
Sales	$1,129	$1,274	$4,877	$6,118

Costs and expenses
Cost of products sold	830	917	3,652	3,617
Freight and other distribution costs	166	174	713	732
Export duties (note 9)	35	37	162	202
Amortization	66	69	259	257
Selling, general and administration	53	63	211	231
Equity-based compensation	2	(1)	6	7
Restructuring and impairment charges	8	—	33	—

	1,160	1,259	5,036	5,046

Operating earnings	(31)	15	(159)	1,072
Finance expense	(13)	(9)	(49)	(37)
Other (note 5)	(2)	22	(11)	37

Earnings before tax	(46)	28	(219)	1,072
Tax recovery (provision) (note 6)	4	1	69	(262)

Earnings	$(42)	$29	$(150)	$810

Earnings per share (dollars) (note 7)
Basic	$(0.61)	$0.42	$(2.18)	$10.88
Diluted	$(0.61)	$0.29	$(2.34)	$10.62

Comprehensive earnings
Earnings	$(42)	$29	$(150)	$810
Other comprehensive earnings
Translation gain (loss) on foreign operations	(14)	41	(38)	62
Actuarial gain (loss) on post-retirement benefits	(37)	(28)	(99)	24

Comprehensive earnings	$(93)	$42	$(287)	$896

West Fraser Timber Co. Ltd.
Condensed Consolidated Statements of Cash Flows
(in millions of Canadian dollars, except where indicated - unaudited)

	October 1 to December 31		January 1 to December 31
	2019	2018	2019	2018
Cash provided by (used in)
Operating activities
Earnings	$(42)	$29	$(150)	$810
Adjustments
Amortization	66	69	259	257
Restructuring and impairment charges	8	—	33	—
Restructuring charges paid	(1)	—	(7)	—
Finance expense	13	9	49	37
Foreign exchange loss (gain) on long-term financing	1	(6)	3	(10)
Foreign exchange loss (gain) on export duty deposits	2	(4)	4	(5)
Export duty deposits	(3)	(5)	(5)	(31)
Post-retirement expense	20	24	80	84
Contributions to post-retirement benefit plans	(24)	(24)	(85)	(103)
Tax provision (recovery)	(4)	(1)	(69)	262
Income taxes received (paid)	23	(41)	(62)	(316)
Other	2	8	—	(2)
Changes in non-cash working capital
Receivables	38	72	70	39
Inventories	(76)	(77)	51	(105)
Prepaid expenses	9	7	5	(3)
Payables and accrued liabilities	8	(48)	(61)	(5)

	40	12	115	909

Financing activities
Proceeds from operating loans	61	63	314	63
Finance expense paid	(16)	(12)	(43)	(32)
Repurchase of Common shares	—	(118)	(81)	(675)
Dividends and other	(14)	(14)	(60)	(37)

	31	(81)	130	(681)

Investing activities
Additions to capital assets	(87)	(86)	(410)	(370)
Government assistance	—	1	5	6
Proceeds from disposal of capital assets	2	10	14	11
Other	(2)	(1)	—	(1)

	(87)	(76)	(391)	(354)

Change in cash	(16)	(145)	(146)	(126)
Foreign exchange effect on cash	3	10	(1)	15
Cash - beginning of period	13	282	147	258

Cash - end of period	$—	$147	$—	$147

Cash consists of
Cash and short-term investments			$16	$160
Cheques issued in excess of funds on deposit			(16)	(13)

			$—	$147

West Fraser Timber Co. Ltd.

Notes to Condensed Consolidated Interim Financial Statements

(figures are in millions of dollars, except where indicated - unaudited)

1.	Nature of operations

West Fraser Timber Co. Ltd. (“West Fraser”, “we”, “us” or “our”) is a diversified wood products company producing lumber, LVL, MDF, plywood, pulp, newsprint, wood chips, other residuals and energy with facilities in western Canada and the southern United States. Our executive office is located at 858 Beatty Street, Suite 501, Vancouver, British Columbia. West Fraser was formed by articles of amalgamation under the Business Corporations Act (British Columbia) and is registered in British Columbia, Canada. Our Common shares are listed for trading on the Toronto Stock Exchange under the symbol WFT.

2.	Basis of presentation and statement of compliance

These condensed consolidated interim financial statements have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting as issued by the International Accounting Standards Board and use the same accounting policies and methods of their application as the December 31, 2019 annual audited consolidated financial statements. These condensed consolidated interim financial statements should be read in conjunction with our 2019 annual audited consolidated financial statements.

3.	Seasonality of operations

Our operating results are subject to seasonal fluctuations that impact quarter-to-quarter comparisons. Log availability has a direct impact on our operations. We build up log inventory in Canada during the winter to sustain our lumber and plywood production during the second quarter when logging is curtailed due to wet land conditions. Extreme weather conditions, wildfires in Western Canada and hurricanes in the U.S. South may periodically affect operations including logging, manufacturing and transportation. Consequently, interim operating results may not proportionately reflect operating results for a full year.

4.	Inventories

Inventories at December 31, 2019 were written down by $39 million (September 30, 2019 - $46 million; December 31, 2018 - $30 million) to reflect net realizable value being lower than cost.

5.	Other

	October 1 to December 31		January 1 to December 31
	2019	2018	2019	2018
Foreign exchange gain (loss) on working capital	$(3)	$9	$(7)	$13
Foreign exchange gain (loss) on intercompany financing[1]	(14)	41	(36)	65
Foreign exchange gain (loss) on long-term debt	13	(35)	33	(55)
Foreign exchange gain (loss) on export duty deposits receivable	(2)	4	(4)	5
Insurance gain on disposal of equipment[2]	—	—	4	—
Gain on disposal of intangible assets and gain on sale of lumber futures	—	4	1	11
Other	4	(1)	(2)	(2)

	$(2)	$22	$(11)	$37

1.

Relates to US$550 million (2018 - US$600 million from January to mid-December and US$550 million thereafter) of financing provided to our U.S. operations. IAS 21 requires that the exchange gain or loss be recognized through earnings as the financing is not considered part of our permanent investment in our U.S. subsidiaries. The balance sheet amounts and related financing expense are eliminated in these consolidated financial statements.

2.	Represents the insurance gain of $4 million related to the 2017 involuntary disposal of equipment at our 50%-owned NBSK plant in Quesnel, British Columbia.

6.	Tax provision

The tax provision differs from the amount that would have resulted from applying the British Columbia statutory income tax rate to earnings before tax as follows:

	October 1 to December 31		January 1 to December 31
	2019	2018	2019	2018
Income tax recovery (expense) at statutory rate of 27%	$12	$(7)	$59	$(289)
Non-taxable amounts	(1)	2	2	2
Rate differentials between jurisdictions and on specified activities	(1)	2	(3)	20
Decrease in Alberta provincial tax rate[1]	1	—	18	—
Other	(7)	4	(7)	5

Tax recovery (provision)	$4	$1	$69	$(262)

1.	Represents the re-measurement of deferred income tax assets and liabilities for the 2019 Alberta rate change from 12% to 8% over the next four years.

7.	Earnings per share

Basic earnings per share is calculated based on earnings available to Common shareholders, as set out below, using the weighted average number of Common shares and Class B Common shares outstanding.

Diluted earnings per share is calculated based on earnings available to Common shareholders adjusted to remove the actual share option expense (recovery) charged to earnings and after deducting a notional charge for share option expense assuming the use of the equity-settled method, as set out below. The diluted weighted average number of shares is calculated using the treasury stock method. When earnings available to Common shareholders for diluted earnings per share are greater than earnings available to Common shareholders for basic earnings per share, the calculation is anti-dilutive and diluted earnings per share are deemed to be the same as basic earnings per share.

	October 1 to December 31		January 1 to December 31
	2019	2018	2019	2018
Earnings
Basic	$(42)	$29	$(150)	$810
Share option expense (recovery)	3	(9)	(8)	(9)
Equity-settled share option adjustment	—	—	(4)	(3)

Diluted	$(39)	$20	$(162)	$798

Weighted average number of shares (thousands)
Basic	68,661	70,346	68,882	74,451
Share options	232	482	290	652

Diluted	68,893	70,828	69,172	75,103

Earnings per share (dollars)
Basic	$(0.61)	$0.42	$(2.18)	$10.88
Diluted	$(0.61)	$0.29	$(2.34)	$10.62

8.	Segmented information

The table below provides a reconciliation of our non-IFRS measure Adjusted EBITDA. This measurement is used by management to evaluate the operating and financial performance of our operating segments, generate future operating plans, and make strategic decisions, including those relating to operating earnings.

	Lumber	Panels	Pulp & Paper	Corporate & Other	Total
October 1, 2019 to December 31, 2019
Sales
To external customers	$757	$140	$232	$—	$1,129
To other segments	28	2	—	(30)	—

	$785	$142	$232	$(30)	$1,129

Cost of products sold	(573)	(108)	(179)	30	(830)
Freight and other distribution costs	(106)	(15)	(44)	(1)	(166)
Selling, general and administration	(37)	(6)	(10)	—	(53)

Adjusted EBITDA	$69	$13	$(1)	$(1)	$80
Export duties	(35)	—	—	—	(35)
Equity-based compensation	—	—	—	(2)	(2)
Amortization	(49)	(5)	(11)	(1)	(66)
Restructuring and impairment charges	(8)	—	—	—	(8)

Operating earnings	$(23)	$8	$(12)	$(4)	$(31)
Finance expense	(10)	(1)	(3)	1	(13)
Other	(4)	—	3	(1)	(2)

Earnings before tax	$(37)	$7	$(12)	$(4)	$(46)

October 1, 2018 to December 31, 2018

Sales
To external customers	$858	$148	$268	$—	$1,274
To other segments	40	3	—	(43)	—

	$898	$151	$268	$(43)	$1,274

Cost of products sold	(669)	(120)	(171)	43	(917)
Freight and other distribution costs	(120)	(15)	(39)	—	(174)
Selling, general and administration	(41)	(7)	(11)	(4)	(63)

Adjusted EBITDA	$68	$9	$47	$(4)	$120
Export duties	(37)	—	—	—	(37)
Equity-based compensation	—	—	—	1	1
Amortization	(53)	(5)	(11)	—	(69)

Operating earnings	$(22)	$4	$36	$(3)	$15
Finance expense	(6)	—	(3)	—	(9)
Other	10	—	7	5	22

Earnings before tax	$(18)	$4	$40	$2	$28

	Lumber	Panels	Pulp & Paper	Corporate & Other	Total
January 1, 2019 to December 31, 2019
Sales
To external customers	$3,317	$594	$966	$—	$4,877
To other segments	125	11	—	(136)	—

	$3,442	$605	$966	$(136)	$4,877

Cost of products sold	(2,588)	(466)	(734)	136	(3,652)
Freight and other distribution costs	(477)	(63)	(173)	—	(713)
Selling, general and administration	(146)	(25)	(39)	(1)	(211)

Adjusted EBITDA	$231	$51	$20	$(1)	$301
Export duties	(162)	—	—	—	(162)
Equity-based compensation	—	—	—	(6)	(6)
Amortization	(196)	(16)	(43)	(4)	(259)
Restructuring and impairment charges	(33)	—	—	—	(33)

Operating earnings	$(160)	$35	$(23)	$(11)	$(159)
Finance expense	(35)	(4)	(10)	—	(49)
Other	(7)	—	4	(8)	(11)

Earnings before tax	$(202)	$31	$(29)	$(19)	$(219)

January 1, 2018 to December 31, 2018
Sales
To external customers	$4,291	$664	$1,163	$—	$6,118
To other segments	165	12	—	(177)	—

	$4,456	$676	$1,163	$(177)	$6,118

Cost of products sold	(2,635)	(461)	(698)	177	(3,617)
Freight and other distribution costs	(503)	(63)	(166)	—	(732)
Selling, general and administration	(162)	(25)	(41)	(3)	(231)

Adjusted EBITDA	$1,156	$127	$258	$(3)	$1,538
Export duties	(202)	—	—	—	(202)
Equity-based compensation	—	—	—	(7)	(7)
Amortization	(196)	(15)	(44)	(2)	(257)

Operating earnings	$758	$112	$214	$(12)	$1,072
Finance expense	(25)	(2)	(10)	—	(37)
Other	20	—	11	6	37

Earnings before tax	$753	$110	$215	$(6)	$1,072

The geographic distribution of external sales is as follows1:

	October 1 to December 31		January 1 to December 31
	2019	2018	2019	2018
Canada	$213	$269	$979	$1,239
United States	684	723	2,890	3,661
China	153	191	650	734
Other Asia	71	83	321	442
Other	8	8	37	42

	$1,129	$1,274	$4,877	$6,118

1.	Sales distribution is based on the location of product delivery.

9.	Countervailing (“CVD”) and antidumping (“ADD”) duty dispute

On November 25, 2016, a coalition of U.S. lumber producers petitioned the U.S. Department of Commerce (“USDOC”) and the U.S. International Trade Commission to investigate alleged subsidies to Canadian softwood lumber producers and levy countervailing and antidumping duties against

Canadian softwood lumber imports. We were chosen by the USDOC as a “mandatory respondent” to both the countervailing and antidumping investigations and as a result have received unique company specific rates.

Additional details can be found in Note 27 “Countervailing (“CVD”) and antidumping (“ADD”) duty dispute” of our 2019 annual audited consolidated financial statements.

Export duties incurred in the period are as follows:

	October 1 to December 31		January 1 to December 31
	2019	2018	2019	2018
Countervailing duties	$29	$33	$127	$178
Antidumping duties	9	9	40	55

Total	$38	$42	$167	$233

Recognized in the financial statements as:

	October 1 to December 31		January 1 to December 31
	2019	2018	2019	2018
Export duties recognized as expense in consolidated statements of earnings	$35	$37	$162	$202
Export duties recognized as export duty deposits receivable in consolidated balance sheets	3	5	5	31

Total	$38	$42	$167	$233

As at December 31, 2019, export duties paid and payable on deposit with the USDOC are US$275 million for CVD and US$98 million for ADD for a total of US$373 million.

SOURCE West Fraser Timber Co. Ltd.

View original content: http://www.newswire.ca/en/releases/archive/February2020/11/c9488.html

%SEDAR: 00002660E

For further information: Chris Virostek, Vice-President, Finance and Chief Financial Officer, (604) 895-2700, www.westfraser.com

CO: West Fraser Timber Co. Ltd.

CNW 17:01e 11-FEB-20